CONFIDENTIAL AND PROPRIETARY

HIMCO VARIABLE INSURANCE TRUST

HIMCO DISTRIBUTION SERVICES COMPANY

Code of Ethics and Insider Trading Policy

This Code of Ethics and Insider Trading Policy (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment companies.  Each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”).  In conformity with these rules, this Code is adopted by the above-referenced trust (the “Trust”), which is an open-end investment company consisting of separate investment portfolios (each such portfolio referred to herein as a “Fund” and collectively as the “Funds”).

The Funds’ investment adviser (the “Adviser”) has adopted a separate code of ethics. To the extent that trustees, officers and/or employees of the Funds are also trustees, officers and/or employees of the Adviser, they are subject to both codes of ethics, and if such codes should conflict, the more restrictive will govern.  Moreover, to the extent that any trustees, officers and/or employees of the Funds who are also trustees, officers and/or employees of the Adviser undertake any pre-clearance or reporting of their personal securities transactions under the Adviser’s code of ethics, such action shall be deemed to satisfy their obligations under the pre-clearance and reporting provisions of this Code.

HIMCO Distribution Services Company (“HDS”, and collectively with the Funds, the “Hartford Entities”) acts as the Funds’ principal underwriter and, as such, is covered by this Code in that capacity.  The requirements of this Code take into account HDS’s role as principal underwriter.

1.              Standards of Business Conduct

The nature of our business is such that all trustees, officers and employees of the Funds and HDS have a fiduciary duty to the Fund’s shareholders.  Accordingly, each of us is under an affirmative duty to place the interests of the Funds’ shareholders first, ahead of our own personal financial interests.  We further must avoid any conflicts of interest between our personal securities investments and those of our clients, and take appropriate steps to ensure that investment personnel do not take inappropriate advantage of their positions of trust.

In order to ensure that we fulfill these duties, all personal securities transactions of persons identified as being subject to this Code must be conducted in accordance with the requirements stated herein.

Access Persons and Supervised Persons of the Hartford Entities must not:

•                  Employ any device, scheme or artifice to defraud its clients (“Clients”);

•                  Make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                  Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client;

•                  Engage in any manipulative practice with respect to a Client;

•                  Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•                  Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agree to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.  However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.  The requirements stated in this Code are in addition to the obligations that officers and employees of the Funds and HDS have to comply with under the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

Should you have any doubt as to how or whether this Code applies to you, you should contact the Chief Compliance Officer of the Funds.

2.              Definitions

As used in the Code, the following terms have the following meanings:

A.            Access Persons include: (1) any trustee, officer or general partner of the Trust; (2) any employee of the Trust (or any company in a control relationship to the Trust) or any trustee, officer or general partner of any company in a control relationship with the Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any natural person in a control relationship to a Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund; and (4) any other person who the CCO determines to be an Access Person.(1)

(1)   The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons.

B.            Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, payroll deduction services and any dividend reinvestment plan (DRIP).

C.            Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1943, as amended (“Exchange Act”).

D.            Chief Compliance Officer or CCO means the Chief Compliance Officer of the applicable Hartford Entity or the CCO’s designee, as applicable.

E.             Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act; (5) the Investment Advisers Act of 1940, as amended (“Advisers Act”); (6) Title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.              Independent Trustee means a trustee of a Fund who is not an “interested person” of a Fund within the meaning of 1940 Act Section 2(a)(19).

G.            Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

H.           Investment Person, as used in Section 3.E. below, means any natural person who controls any Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities for the Fund.  An Investment Person is a type of Access Person.

I.                Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.  For greater clarity, Limited Offerings of securities issued by a fund or any private collective investment vehicle or unregistered hedge fund advised by an Adviser are included within the term “Limited Offering”.

J.                Non-Management Interested Trustee means an “interested person” of the Funds within the meaning of 1940 Act Section 2(a)(19) who: serves as a trustee of a Fund; is not an officer or employee of a Fund, the adviser to the Funds or an affiliate of the adviser; and

does not provide any services to the Funds, the adviser or any affiliate of the adviser other than as a trustee of the Funds.

K.            Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

L.             Reportable Fund means: (1) any registered investment company advised by the adviser to the Funds; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Hartford Entity.

M.         Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds (but not including shares of exchange-traded funds); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”,(2) is used for compliance with Rule 17j-1, except as otherwise noted.

N.            Security Held or to be Acquired means any Reportable Security which, within the most recent 15 days, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the adviser to the Funds for purchase by a Client.  This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

3.              Substantive Restrictions

A.            IPO and Limited Offering Restrictions.  Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval (i) via HIMCO’s Personal Trading Application, as described in Section 4 below, or (ii) otherwise in writing by the CCO.  An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client.  Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

(2)   Covered Security under Rule 17j means any security as defined in 1940 Act Section 2(a)(36) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.

This section does not apply to any Independent Trustee or any Non-Management Interested Trustee.

B.            Gift Policy. Access Persons may not accept gifts or other items beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with a Client.  Acceptance of all gifts must be in accordance with the Code of Ethics and Business Conduct of Hartford Investment Management Company (“HIMCO”).

C.            Transactions in Mutual Funds. When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” a Fund violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates this Code, as described in Section 5 below, as well as other securities laws and, if proven, is punishable by fines and other penalties.  Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 4.C., below.

D.            Conflicts of Interest.  Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, information barriers may be utilized to avoid potential conflicts of interest.  Access Persons may not engage in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.  Independent Trustees and Non-Management Interested Trustees are subject to their overall fiduciary duties as Fund trustees.

E.             Short Swing Profits. Investment Persons may not profit from the purchase and sale, or sale and purchase of a Reportable Security, for his or her account within sixty (60) calendar days without a written exemption from the CCO.  Exchange Traded Funds, Exchange Traded Notes, and equity securities with a market capitalization of at least $5 billion are not subject to this restriction.

F.              Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law.  Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.  Independent Trustees and Non-Management Interested Trustees are subject to their overall fiduciary duties as Fund trustees.

G.            Service as Outside Director. An Access Person may not serve on the board of directors of a company unless such service is approved via HIMCO’s Personal Trading Application or otherwise in writing by the CCO. In the event such a request is approved, information barriers may be utilized to avoid potential conflicts of interest.  No such restriction shall apply to any Independent Trustee or any Non-Management Interested Trustee.

H.           Forfeitures. Any profits derived from securities transactions in violation of paragraphs A, B, C, D or F above shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Directors) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Directors, as applicable.  Gifts accepted in violation of paragraph C shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

I.                Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO.  To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported.  Access Persons may make these reports anonymously and no adverse action shall be taken against any person making such a report in good faith.

J.                Waivers. The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g, personal hardship) and will maintain records necessary to justify such waivers.

4.              Pre-Clearance and Reporting Procedures

A.            Pre-clearance of IPOs and Limited Offerings. Each Access Person shall obtain prior written approval via HIMCO’s Personal Trading System, or otherwise in writing from the CCO, for all purchases in IPOs and Limited Offerings.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with a Hartford Entity.

B.            Pre-clearance Exceptions. Pre-clearance requirements do not apply to: purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; purchases or sales which are non-volitional on the part of the Access Person; any Independent Trustee; and any Non-Management Interested Trustee.  Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies to a given transaction.

C.            Required Reports.

1.              Initial and Annual Holdings Reports. Each Access Person must submit Holdings Reports via HIMCO’s Personal Trading system (or via such other manner approved by the CCO if use of HIMCO’s Personal Trading system is not practicable): (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than forty-five (45) days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than forty-five (45) days prior to the date on which the report was submitted.

Access Persons must disclose all brokerage accounts via HIMCO’s Personal Trading System (or via such other manner approved by the CCO if use of HIMCO’s Personal Trading system is not practicable) and in like manner provide duplicate account statements and confirmations for all such brokerage accounts; except that certain accounts will be added to the electronic broker feeds to HIMCO’s Personal Trading System and be exempt from duplicate statement and confirmation requirements. Access Persons are not required to provide duplicate account statements and confirmations for brokerage accounts over which the Access Person had no direct or indirect influence or control.

In addition to the above, Initial and Annual Holdings reports must contain the following information:

(a)         The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)         The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit as of the date the Access Person becomes an Access Person (note that this requirement applies to accounts which hold only non-Reportable Securities); and

(c)          The date the Access Person submits the report.

2.              Quarterly Reports. Within thirty (30) days after the end of each calendar quarter, each Access Person must submit a report via HIMCO’s Personal Trading System (or via such other manner approved by the CCO if use of HIMCO’s Personal Trading system is not practicable) covering all transactions in Reportable Securities. Access

Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter.

Transaction reports must contain the following information:

(a)         The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)         The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)          The price of the security at which the transaction was effected;

(d)         The name of the broker, dealer or bank with or through which the transaction was effected;

(e)          If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established; and

(f)           The date the Access Person submits the report.

D.            Exceptions to Reporting Requirements. The reporting requirements of Section      4.C.(2) apply to all transactions in Reportable Securities other than:

(1)         Transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(2)         Transactions effected pursuant to an Automatic Investment Plan or DRIP; and

(3)         Transactions with respect to which the Access Person had no direct or indirect influence or control, such as corporate actions.

E.             Prohibition on Self Pre-clearance. No Access Person shall approve his or her own pre-clearance requests, review his or her own reports or approve his or her own exemptions from this Code.  When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of the applicable Hartford Entity will perform such actions as are required of the CCO by this Code.

F.              Pre-clearance and Reporting Exception for Independent Trustees.

(1)         Pre-clearance. Any Independent Trustee is exempt from the Access Person pre-clearance requirements.

(2)         Reporting. Independent Trustees are exempt from the initial and annual holdings reports; but are not exempt from certain quarterly transaction reports.  Independent Trustees must submit to the CCO a quarterly transaction report via HIMCO’s Personal Trading System (or via such other manner approved by the CCO if use of HIMCO’s Personal Trading system is not practicable) not later than thirty (30) days after the end of each calendar quarter with respect to any Reportable Securities transaction occurring in such quarter only if such person know at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as such, should have known that during the fifteen (15) day period immediately before or after the date of the Reportable Securities transaction, a Fund purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a Fund.

5.              Insider Trading

A.            It is against the laws and policies of the Hartford Entities for any person subject to this Code to trade any security, either for a personal account or on behalf of a Client or others, (i) while aware of material, non-public (“inside”) information relating to the security or the issuer and (ii) in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information.  It may also be illegal, and it is a violation of the policies of the Hartford Entities, to communicate inside information to someone else in breach of a duty of trust or confidence (known as “tipping”).

(1)         Concepts.

(a)         Material Information. Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a security.  Generally, this is information the disclosure of which would have an effect on the price of the securities.  Examples of material information include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities.  Prepublication information regarding reports in the financial press may be material.  Other types of information may also be material; no complete list can be given.

(b)         Non-Public Information. Information is “non-public” or “inside information” until it has been made available to investors generally, e.g., through the Dow Jones tape, the wire services or other media, or a Securities and Exchange Commission (“SEC”) filing, and the market has had time to digest it.  The amount of time required depends on the amount of attention paid to the issuer in the markets, varying from a few hours for the largest companies to possibly several days in the case of certain thinly traded issues.

(c)          A “Duty of Trust or Confidence”. In addition to the sort of “insider” relationships — such as acting as a director of or adviser to the issuer — that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following: (i) whenever a person agrees to maintain information in confidence; (ii) whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and (iii) whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should have known that the person communicating the inside information expects that the recipient will maintain its confidentiality.  This may apply to family relationships as well as business relationships.

Ordinary research contacts by personnel of the Hartford Entities not involving the factors described above or other special circumstances should not result in a duty of trust or confidence.  However, difficult legal issues may arise when, in the course of these contacts, personnel of the Hartford Entities become aware of material, nonpublic information.  This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In any case where you believe you have learned material inside information, you should promptly consult the CCO about your obligations.

(2)         Tender Offers. Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

(3)         Penalties. Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment.  In addition, such actions may expose the Hartford Entities and the respective person’s supervisor(s) to fines as well as serious legal and regulatory sanctions.  The Hartford

Entities view seriously any violation of these prohibitions and would consider a violation, or a credible allegation of a violation, to be grounds for disciplinary action, up to and including termination of employment.

(4)         Judgments and Concerns about Inside Information. Judgments in this area tend to be made with hindsight.  It is particularly unwise to make them on your own, without the input of a disinterested person.  Anyone who is unsure whether the insider trading prohibitions apply to a particular situation should: (i) report the circumstances immediately to the CCO; (ii) refrain from any trading activity in the respective security on behalf of Clients or personally; and (iii) not communicate the inside information to anyone inside or outside of the relevant Hartford Entity with the exception of the CCO.

6.              Code Notification and Access Person Notifications

The CCO shall provide notice to all Access Persons of their status under this Code. Upon receipt of notice, and on an annual basis going forward, each Access Person will review and affirm to this Code.  Additionally, each Access Person will be provided a copy of any amendments to the Code.  Initial certifications are due within ten (10) days after their start date as an Access Person and annual certifications are due within forty five (45) days after the end of each calendar year.   All new Access Persons receive training regarding this Code and all other Access Persons receive periodic updates and annual training, as appropriate, regarding the requirements of the Code. For any Code-related training sessions or seminars that are held, the CCO shall keep records of such sessions and the Access Persons attending.

7.              Review of Required Code Reports

A.            Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis.  If delivered via paper (as opposed to via an electronic certification), the CCO will initial and date the relevant Report to evidence the review.

B.            Any material violation or potential material violation of the Code must be promptly reported to the CCO.  The CCO will investigate any such violation or potential violation and report violations the CCO determines to be material to the Adviser’s President and/or the Funds’ Board of Trustees, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations.  Other violations shall be handled by the CCO in a manner he or she deems to be appropriate.

C.            The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.            Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal.  Where a particular Client has been harmed by the violation, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

8.              Reports to the Board

Not less frequently than annually, the Funds’ CCO shall submit to the Board a written report on behalf of the Funds and the Adviser: (a) describing any issues arising under the Code, and the Adviser’s code of ethics, relating to the Funds and Adviser since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, the Adviser’s code of ethics, and any sanctions imposed in response to material violations, and (b) certifying that the Code and the Adviser’s code of ethics each contain procedures reasonably necessary to prevent Access Persons from violating it.  The Board shall review the Code, the Adviser’s code of ethics and the operation of these policies.

9.              Recordkeeping and Review

This Code, any written prior approval for an IPO or Limited Offering transaction given pursuant to Section 4.A. of the Code, a copy of each report and certification by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the applicable Hartford Entity’s records, as appropriate, for the periods and in the manner required by Rules 17j-1.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.

Adopted:  June 16, 2014

Revised: February 17, 2017